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Exhibit 99.5

CONSENT OF
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

        We hereby consent to the use of our opinion letter dated March 8, 2005 to the Board of Directors of Great Lakes Chemical Corporation ("Great Lakes") included as Annex D to the joint proxy statement/prospectus which forms a part of the Registration Statement of Crompton Corporation ("Crompton") on Form S-4 relating to the proposed merger of Great Lakes with a subsidiary of Crompton and to the references to such opinion in such joint proxy statement/prospectus under the caption "THE MERGER—Opinions of Financial Advisors—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated—Financial Advisor to Great Lakes." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:	/s/ MARCO DE CARVALHO
	Name:	Marco de Carvalho
	Title:	Vice President, Mergers & Acquisitions

New York, NY
April 5, 2005

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CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED